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                                                               Exhibit 11.1

                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                     COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)


                                                                   Years Ended
                                                          ------------------------------
                                                            1996       1995       1994
                                                          --------   --------   --------

Net income (loss) . . . . . . . . . . . . . . . . . . . . $(17,838)  $ (7,177)  $  2,586
                                                          ========   ========   ========

Weighted average shares of common stock outstanding . . .    6,690      6,604      6,720

Weighted average effect of common share equivalents . . .        -          -        178
                                                          --------   --------   --------

Weighted average shares outstanding . . . . . . . . . . .    6,690      6,604      6,898
                                                          ========   ========   ========

Net income (loss) per common share and common share
  equivalent. . . . . . . . . . . . . . . . . . . . . . . $  (2.67)  $  (1.09)  $   0.37
                                                          ========   ========   ========
